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                                                                   EXHIBIT 10.43


LOAN AGREEMENT


between Novartis International AG
Schwarzwaldallee 215, 4058 Basel,
represented by the Novartis Venture Fund                                 Lender

and Discovery Technologies AG
Gewerbestrasse 16, 4123 Allschwil                                      Borrower

and Discovery Partners International Inc.
9640 Towne Centre Drive, San Diego, CA 92121 USA                      Guarantor



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1.      The lender grants a loan to the borrower in the amount of CHF 2'600'000.
        The loan is given to finance the development of technologies for the discovery and design of novel bio-active compounds for the pharmaceutical and agrochemical industry, in particular for the high-through-put-screening (HTS).

2.      The loan bears interest at an annual rate of 5%.

3. The loan is granted for a fixed period of eighteen months, i.e. until June 30, 2001.

4. The loan must be used for the purposes mentioned in section 1. The Novartis Venture Fund will be regularly informed during the loan period. The borrower will report semiannually. The half-year (if available) and the annual report will be submitted, and additional information will be given on special request of the lender.

5. In case of substantial deviations of the annual budget or the business activity from the business plan as submitted to the Novartis Venture Fund, the lender must be informed immediately.

6. An extraordinary termination with a termination period of six weeks by the Novartis Venture Fund is only possible if the funds granted according to this agreement are not used for the purposes mentioned in section 1.

7. A termination by the borrower is possible at any time. In case of partial termination only amounts of at least CHF 500'000 can be terminated and repaid.



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8.      This loan agreement replaces the loan agreement between the borrower and the Novartis Venture Fund (Novartis AG), dated May 30/June 2, 1997, which referred to a junior debt between the parties. The new loan according to this agreement is not junior and ranks pari passu with all other debt of the borrower.

9. The amount of the loan of CHF 2'600'000 has been transferred to the lender according to the loan agreement mentioned in section 8 above.

10. The borrower and the Novartis Venture Fund are also parties to an agreement on the creation of non-voting shares (participation certificates) and options. The borrower agrees to the immediate termination of that agreement and waves all rights according to that agreement.

11. The Novartis Venture Fund has granted a warranty of CHF 1'000'000 for the borrower in favour of Basler Kantonalbank. This warranty expires on December 31, 1999 and the original warranty declaration will be handed over to the Novartis Venture Fund.

12. The loan according to this agreement will be secured by a guarantee from Discovery Partners International Inc., the parent company of Discovery Technologies AG. Discovery Partners International Inc. will sign a guarantee declaration to that effect.

13. This agreement shall be construed and interpreted according to the laws of Switzerland. Exclusive place of jurisdiction shall be Basel (Switzerland).




Basel,  23.12.99                               Allschwil,  23. December 1999
Novartis International AG                      Discovery Technologies AG


/s/ illegible                                  /s/ illegible


                                               /s/ illegible






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